Exhibit 99.1

FOR IMMEDIATE RELEASE

Contacts:

James E. Braun, Executive Vice President
and Chief Financial Officer

MRC Global Inc.

Jim.Braun@mrcpvf.com

832-308-2845

Ken Dennard, Managing Partner

Dennard Rupp Gray & Lascar, LLC

ksdennard@drg-l.com

713-529-6600

MRC GLOBAL ANNOUNCES SECOND QUARTER 2012 FINANCIAL RESULTS

Sales of $1.43 billion, up 22% from last year

Net income of $31.3 million and diluted EPS of $0.32

Excluding a special charge, net income of $38.8 million and diluted EPS of $0.39

Adjusted EBITDA of $124 million, up 36% from last year

Houston, TX – August 7, 2012 – MRC Global Inc. (NYSE: MRC), the largest global distributor, based on sales, of pipe, valves and fittings (PVF) and related products and services to the energy and industrial sectors, today announced second quarter 2012 financial results. MRC’s sales of $1.430 billion in the second quarter of 2012 were up 22% from $1.168 billion in the second quarter of 2011. MRC’s net income was $31.3 million, or $0.32 per diluted share, as compared to $4.7 million, or $0.06 per diluted share, in the second quarter of 2011. Included in the second quarter of 2012 net income was an $11.4 million pre-tax charge ($7.5 million after tax, or $0.07 per diluted share) related to the purchase and early retirement of a portion of MRC’s senior secured notes. Excluding the impact of this charge, net income was $38.8 million, or $0.39 per diluted share. Adjusted EBITDA rose 36% to $123.6 million for the second quarter of 2012, compared to $90.6 million for the same period in 2011. See the table below for a reconciliation of Adjusted EBITDA to net income.

For the first six months of 2012, MRC’s sales were $2.813 billion compared to $2.160 billion for the first six months of 2011, an increase of 30%. MRC’s net income for the first six months of 2012 was $68.9 million or $0.75 per diluted share, compared to net income of $3.6 million or $0.04 per diluted share in the first six months of 2011. Excluding the impact of the charge associated with the purchase and early retirement of a portion of our senior secured notes, net income for the first six months of 2012 was $76.4 million or $0.82 per diluted share.

Commenting on the company’s results, Andrew R. Lane, MRC’s chairman, president and chief executive officer, stated, “I’m pleased with the strong second quarter results that the company posted in a volatile quarter for oil and gas commodity prices and shifts of activity away from dry gas areas. Demand for our products from all three of our primary industry sectors remained strong as evidenced by our 22% year-over-year top line growth. Our efforts to re-balance our inventories towards higher margin products and to leverage our global infrastructure continue to deliver improved results. Our mid-year 2012 growth of 30% over 2011 indicates that we are clearly benefitting from our leading position in our core energy market as our customers have increased spending in the first half of 2012 over 2011.”

MRC’s sales of $1.430 billion set a record for the second quarter and increased 22% over the second quarter of 2011. Within the company’s North American segment, sales of $1.279 billion in the second quarter of 2012 increased 17% over the second quarter of 2011. Increasing activity within the North American shale plays drove this increase, particularly in those areas with heavy concentrations of oil and wet gas. International segment sales of $151 million in the second quarter of 2012 increased 102% over the same period in 2011 due to the acquisitions of Australia-based Stainless Pipe & Fittings (MRC SPF) and OneSteel Piping Systems (MRC PSA) as well as 17% organic growth.

Second quarter 2012 sales to the upstream sector grew 22% from the second quarter of 2011 to $657 million, or 46% of sales. Second quarter 2012 midstream sales increased 23% over the same period in 2011 to $397 million, or 28% of sales. Second quarter 2012 sales to the downstream sector grew 23% over the same period in 2011 to $377 million, driven by the company’s Australian acquisitions, which are more heavily weighted toward the downstream sector than the company as a whole.

MRC’s gross profit of $241.7 million in the second quarter of 2012 improved by 210 basis points to 16.9% of sales, compared with $172.7 million, or 14.8% of sales, in the second quarter of 2011. The increase in gross profit percentage was driven primarily by improved product sales mix and the leveraging of the fixed component of cost of sales. For the first six months of 2012, gross profit was $478.2 million, or 17.0% of sales compared with $319.7 million, or 14.8% of sales in the first half of 2011.

For the second quarter of 2012, selling, general and administrative expenses (SG&A) were flat as a percentage of sales, 10.6% in both of the three months ended June 30, 2012 and 2011. Actual dollar amount increases were $27.1 million which were attributable primarily to an increase in variable personnel expenses and the inclusion of expenses from the acquisitions of MRC SPF and MRC PSA in Australia. SG&A as a percentage of sales declined to 10.6% in the first six months of 2012 versus 11.2% for the first six months of 2011.

In April 2012, MRC completed an initial public offering of 22,727,273 shares of common stock at a price of $21.00 per share. In connection with the offering, we sold 17,045,455 shares, resulting in aggregate net proceeds of $333.4 million, after underwriting discounts and offering expenses. A selling stockholder sold 5,681,818 shares from which we received no proceeds.

In June 2012, MRC purchased, in the open market, $102 million in face value of the Company’s 9.50% senior secured notes due 2016 for $110.4 million. We recorded a pre-tax charge of $11.4 million in the second quarter of 2012, or $7.5 million after-tax, related to this transaction. This purchase is expected to reduce our annual interest expense by approximately $8.6 million.

Mr. Lane continued, “Following our successful IPO in April, we continued to focus on positioning the company for long term growth. In May, we were awarded a five-year global Enterprise Framework Agreement with Shell for the distribution of valves and automation services for their upstream, midstream and downstream project and maintenance, repair and operations (MRO) requirements.

The agreement also included pipe, flange and fitting (PFF) requirements in the United States and Canada. We expect to see continued growth from this industry-first, global valve and North America PFF contract, in 2013 and 2014. In June 2012, we acquired Chaparral Supply in Oklahoma and entered into a new five-year MRO agreement for PVF with SandRidge Energy. In June, we also took steps to reduce our long term debt, reducing our interest expense in our continued efforts to improve the Company’s profitability and cash flow and lower our total cost of debt through the purchase of $102 million of the Company’s 9.5% senior secured notes in the open market.”

Calendar Year 2012 Updated Guidance

MRC’s expected full year 2012 results are as follows:

	Low	High
Revenue	$5.50 billion	$5.65 billion
Adjusted Gross Profit Percentage (1)	18.3%	19.0%
Adjusted EBITDA Percentage (1)	8.2%	8.6%
Effective Tax Rate	35.0%	36.0%
Capital Expenditures	$26 million	$27 million

(1)	See the Annual Report filed on Form 10-K and the quarterly report filed on Form 10-Q for the Company’s full definition of Adjusted Gross Profit and Adjusted EBITDA.

Conference Call

The Company will hold a conference call to discuss its second quarter 2012 results at 10:00 a.m. Eastern (9:00 a.m. Central) on Wednesday, August 8, 2012. To participate in the call, dial (480) 629-9835 and ask for the MRC Global conference call at least 10 minutes prior to the start time. To access it live over the Internet, please log onto the web at http://www.mrcpvf.com, and go to the “Investor Relations” page of the Company’s website at least fifteen minutes early to register, download and install any necessary audio software. For those who cannot listen to the live call, a replay will be available through August 15, 2012 and may be accessed by dialing (303) 590-3030 and using pass code 4549971#. Also, an archive of the webcast will be available shortly after the call at www.mrcpvf.com for 90 days.

About MRC Global Inc.

Headquartered in Houston, Texas, MRC, a Fortune 500 company, is the largest global distributor, based on sales, of pipe, valves and fittings (PVF) and related products and services to the energy and industrial sectors and supplies these products and services across each of the upstream, midstream and downstream sectors.

Safe Harbor Statement

During a public investor call to discuss the results set forth in this announcement, we may make forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended, and Section 27A of the Securities Act, as amended, including, for example, statements about the company’s business strategy, its industry, its future profitability, growth in the ompany’s various markets, and the company’s expectations, beliefs, plans, strategies, objectives, prospects and assumptions, including the company’s growth expectations from its recently signed

Enterprise Framework Agreement with Shell. These forward-looking statements are not guarantees of future performance. These statements involve known and unknown risks, uncertainties and other factors that may cause the company’s actual results and performance to be materially different from any future results or performance expressed or implied by these forward-looking statements. These risks and uncertainties include, among other things: decreases in oil and natural gas industry expenditure levels, which may result from decreased oil and natural gas prices or other factors; increased usage of alternative fuels, which may negatively affect oil and natural gas industry expenditure levels; U.S. and international general economic conditions; our ability to compete successfully with other companies in our industry; the risk that manufacturers of the products we distribute will sell a substantial amount of goods directly to end users in the industries we serve; unexpected supply shortages; cost increases by our suppliers; our lack of long-term contracts with most of our suppliers; increases in customer, manufacturer and distributor inventory levels; suppliers’ price reductions of products that we sell, which could cause the value of our inventory to decline; decreases in steel prices, which could significantly lower our profit; increases in steel prices, which we may be unable to pass along to our customers, which could significantly lower our profit; our lack of long-term contracts with many of our customers and our lack of contracts with customers that require minimum purchase volumes; changes in our customer and product mix; risks related to our customers’ credit; the potential adverse effects associated with integrating acquisitions into our business and whether these acquisitions will yield their intended benefits; the success of our acquisition strategies; our significant indebtedness; the dependence on our subsidiaries for cash to meet our debt obligations; changes in our credit profile; a decline in demand for certain of the products we distribute if import restrictions on these products are lifted; environmental, health and safety laws and regulations; the sufficiency of our insurance policies to cover losses, including liabilities arising from litigation; product liability claims against us; pending or future asbestos-related claims against us; the potential loss of key personnel; interruption in the proper functioning of our information systems; loss of third-party transportation providers; potential inability to obtain necessary capital; risks related to adverse weather events or natural disasters; impairment of our goodwill or other intangible assets; changes in tax laws or adverse positions taken by taxing authorities in the countries in which we operate; and adverse changes in political or economic conditions in the countries in which we operate. For a discussion of key risk factors, please see the risk factors disclosed in the company’s SEC filings, which are available on the SEC’s website at www.sec.gov and on the company’s website, www.mrcpvf.com.

Undue reliance should not be placed on the company’s forward-looking statements. Although forward-looking statements reflect the company’s good faith beliefs, reliance should not be placed on forward-looking statements because they involve known and unknown risks, uncertainties and other factors, which may cause our actual results, performance or achievements to differ materially from anticipated future results, performance or achievements expressed or implied by such forward-looking statements. The company undertakes no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events, changed circumstances or otherwise.

MRC Global Inc.

Condensed Consolidated Balance Sheets (Unaudited)

(Dollars in thousands)

	June 30, 2012	December 31, 2011
Assets
Current assets:
Cash	$39,995	$46,127
Accounts receivables, net	879,277	791,280
Inventories, net	1,070,837	899,064
Other current assets	17,532	11,437

Total current assets	2,007,641	1,747,908

Other assets	40,709	39,212

Property, plant and equipment, net	117,942	107,430

Intangible assets:
Goodwill, net	576,822	561,270
Other intangible assets, net	754,038	771,867

	1,330,860	1,333,137

	$3,497,152	$3,227,687

Liabilities and stockholders’ equity
Current liabilities:
Trade accounts payable	$547,083	$479,584
Accrued expenses and other current liabilities	100,298	108,973
Income taxes payable	7,091	11,950
Deferred revenue	4,288	4,450
Deferred income taxes	65,787	68,210

Total current liabilities	724,547	673,167

Long-term obligations:
Long-term debt, net	1,355,122	1,526,740
Deferred income taxes	282,321	288,985
Other liabilities	17,204	17,933

	1,654,647	1,833,658

Stockholders’ equity	1,117,958	720,862

	$3,497,152	$3,227,687

MRC Global Inc.

Condensed Consolidated Statements of Operations (Unaudited)

(Dollars in thousands, except per share amounts)

	Three Months Ended		Six Months Ended
	June 30, 2012	June 30, 2011	June 30, 2012	June 30, 2011

Sales	$1,430,379	$1,168,039	$2,813,011	$2,159,852
Cost of sales	1,188,699	995,341	2,334,770	1,840,188

Gross profit	241,680	172,698	478,241	319,664

Selling, general and administrative expenses	151,189	124,052	297,573	241,409

Operating income	90,491	48,646	180,668	78,255

Other income (expense):
Interest expense	(30,727)	(34,524)	(64,444)	(68,024)
Loss on early extinguishment of debt	(11,424)	—	(11,424)	—
Write off of debt issuance costs	—	(9,450)	(1,685)	(9,450)
Change in fair value of derivative instruments	(1,200)	1,624	925	3,492
Other, net	575	857	2,322	1,062

	(42,776)	(41,493)	(74,306)	(72,920)

Income before income taxes	47,715	7,153	106,362	5,335
Income tax expense	16,390	2,475	37,503	1,785

Net income	$31,325	$4,678	$68,859	$3,550

Effective tax rate	34.3%	34.6%	35.3%	33.5%
Basic earnings per common share	$0.32	$0.06	$0.75	$0.04
Diluted earnings per common share	$0.32	$0.06	$0.75	$0.04
Weighted-average common shares, basic	98,303	84,418	91,370	84,416
Weighted-average common shares, diluted	98,726	84,605	91,743	84,602

MRC Global Inc.

Condensed Consolidated Statements of Cash Flows (Unaudited)

(Dollars in thousands)

	Six Months Ended
	June 30, 2012	June 30, 2011
Operating activities
Net income	$68,859	$3,550
Adjustments to reconcile net income to net cash provided by (used in) operations:
Depreciation and amortization	8,550	8,165
Amortization of intangibles	24,756	25,068
Equity-based compensation expense	3,658	2,442
Deferred income tax benefit	(9,523)	(5,325)
Amortization of debt issuance costs	4,805	5,373
Write off of debt issuance costs	1,685	9,450
Loss on early extinguishment of debt	11,424	—
Increase in LIFO reserve	18,500	27,700
Change in fair value of derivative instruments	(925)	(3,492)
Provision for uncollectible accounts	2,544	315
Other non-cash items	1,573	1,148
Changes in operating assets and liabilities:
Accounts receivable	(63,523)	(79,305)
Inventories	(138,161)	(73,137)
Income taxes payable	(4,887)	2,834
Other current assets	(6,208)	(1,511)
Accounts payable	40,784	39,654
Deferred revenue	(161)	(13,101)
Accrued expenses and other current liabilities	(10,364)	(7,184)

Net cash used in operations	(46,614)	(57,356)

Investing activities
Purchases of property, plant and equipment	(14,857)	(5,318)
Proceeds from the disposition of property, plant and equipment	1,910	612
Acquisitions, net of cash acquired $0 and $1,900 for 2012 and 2011, respectively	(89,893)	(35,305)
Proceeds from the sale of assets held for sale	—	10,594
Other investment and notes receivable transactions	(2,988)	961

Net cash used in investing activities	(105,828)	(28,456)

Financing activities
Proceeds from the sale of common stock	333,422	—
Net proceeds (payments) from/on revolving credit facilities	(40,532)	77,676
Purchase of senior secured notes	(110,442)	—
Payments on long term obligations	(31,456)	—
Debt issuance costs paid	(7,722)	(9,131)
Proceeds from exercise of stock options	20	3
Tax benefit on stock options	422	—

Net cash provided by financing activities	143,712	68,548

Decrease in cash	(8,730)	(17,264)
Effect of foreign exchange rate on cash	2,598	499
Cash - beginning of period	46,127	56,202

Cash - end of period	$39,995	$39,437

MRC Global Inc.

Supplemental Information (Unaudited)

Calculation of Adjusted EBITDA

(Dollars in millions)

	Three Months Ended		Six Months Ended
	June 30, 2012	June 30, 2011	June 30, 2012	June 30, 2011

Net income	$31.3	$4.7	$68.9	$3.6
Income tax expense	16.4	2.5	37.5	1.8
Interest expense	30.7	34.5	64.4	68.0
Loss on early extinguishment of debt	11.4	—	11.4	—
Write off of debt issuance costs	—	9.5	1.7	9.5
Depreciation and amortization	4.5	4.2	8.6	8.2
Amortization of intangibles	12.5	12.7	24.8	25.1
Increase in LIFO reserve	11.6	17.6	18.5	27.7
Change in fair value of derivative instruments	1.2	(1.6)	(0.9)	(3.5)
Equity-based compensation expense	1.8	1.0	3.6	2.5
Legal and consulting expenses	—	3.4	(1.2)	4.6
Foreign currency translations loss (gains)	2.2	(0.5)	1.5	(0.5)
Other non-cash expenses	—	2.6	—	3.6

Adjusted EBITDA	$123.6	$90.6	$238.8	$150.6

Note to above:

MRC (“the Company”) defines Adjusted EBITDA as net income plus interest, income taxes, depreciation and amortization, amortization of intangibles, and other non-recurring and non-cash charges (such as gain/losses on the early extinguishment of debt, changes in the fair value of derivative instruments and goodwill impairment) and plus or minus the impact of its LIFO inventory costing methodology. The Company presents Adjusted EBITDA because it is an important measure used to determine the interest rate and commitment fee paid under its Global ABL Facility. In addition, management believes it is a useful indicator of the company’s operating performance. See the Company’s Annual Report filed on Form 10-K and the quarterly report filed on Form 10-Q for a more thorough discussion of the use of Adjusted EBITDA.